Exhibit 99.1

NEWS RELEASE

Contact:
John Bartholdson
Senior Vice President,
Chief Financial Officer
Phone (610) 251-1000
jbartholdson@triumphgroup.com

TRIUMPH GROUP NAMED

AS DEFENDANT IN LITIGATION

Wayne, PA – July 14, 2004 – Triumph Group, Inc. (NYSE: TGI) announced today that it has learned that the Company has been named as a defendant in a lawsuit filed by Eaton Corporation and several Eaton subsidiaries.  The complaint, which has not been formally served, alleges that Triumph misappropriated trade secrets and intellectual property belonging to Eaton related to the design and manufacture of hydraulic pumps and motors used in military and commercial aviation.  Also named as defendants were Triumph’s subsidiary, Frisby Aerospace, L.L.C., certain related subsidiaries and certain employees of Triumph and the subsidiaries.  The complaint alleges violations of Mississippi law exclusively and was filed in the Circuit Court of the First Judicial District of Hinds County, Mississippi.

Triumph believes it has meritorious defenses to the allegations contained in Eaton’s complaint, intends to conduct a vigorous defense and is considering potential claims against Eaton.

The allegations relate to conduct that is the subject of an investigation by the office of the U.S. Attorney in Jackson, Mississippi that commenced in January 2004 with a search of the offices of Frisby Aerospace.  Triumph and its subsidiaries have been cooperating fully with the investigation, which is continuing.  Neither Triumph nor any of its subsidiaries has been identified as a target.

Triumph Group, Inc. headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and industrial gas turbine components and accessories.  The Company serves a broad, worldwide spectrum of the aviation industry, including commercial airlines and air cargo carriers, as well as original equipment manufacturers of aircraft and aircraft components and power generation equipment.

More information about Triumph can be found on the Internet at http://www.triumphgroup.com.

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Statements in this release which are not historical facts, are forward-looking statements under the provision of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Form 10-K for the year ended March 31, 2004.